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             [LOGO OF HINSDALE FINANCIAL CORPORATION APPEARS HERE]


                                                              November 20, 1996

Dear Fellow Stockholder:

  As you know, your Board of Directors has unanimously recommended, and is soliciting proxies in support of, a merger of equals between Hinsdale Financial Corporation and Liberty Bancorp, Inc. After thorough analysis, your Board of Directors unanimously concluded that the Merger is in the best interests of Hinsdale Financial and all of its stockholders. The Board is extremely encouraged by the level of stockholder support for the Merger.

  The Board is aware that TGF Investments, L.P., a Delaware limited partnership ("TGF"), has announced its opposition to the Merger. You may have received a letter, and even a telephone call, from TGF asking you to vote against the Merger. We believe that TGF has disseminated inaccurate and even misleading information in an effort to derail the Merger. We recommend that stockholders carefully examine TGF's claims in light of the facts.

  THE MERGER WILL ENHANCE THE VALUE OF BOTH YOUR COMPANY AND YOUR INVESTMENT

  Stockholders should consider the following:

  . The Merger provides an IMMEDIATE BENEFIT TO HINSDALE FINANCIAL
    STOCKHOLDERS IN TERMS OF INCREASED EARNINGS PER SHARE ($1.85 VS $1.61) AND INCREASED BOOK VALUE PER SHARE ($22.71 VS $20.62). ADDITIONAL BENEFITS WILL COME FROM SIGNIFICANT IDENTIFIED COST SAVINGS AND A PLANNED 10% STOCK REPURCHASE.

  . The Merger propels Hinsdale Financial/Alliance Bancorp into the top twenty banking institutions in the Cook-DuPage County market area. ALLIANCE BANCORP WILL BE MORE ATTRACTIVE AS AN ONGOING ENTITY AND TO POTENTIAL SUITORS.

  . Following completion of the Merger you will own shares in ALLIANCE
    BANCORP, WHICH INTENDS TO PAY A CASH DIVIDEND AT AN ANNUAL RATE OF $.65 PER SHARE.

  . Your Board of Directors is convinced that the Merger will create greater value for Hinsdale Financial stockholders. Using TGF's own analysis, the proposed Merger increases stockholder value, as illustrated below:

                                                                ALLIANCE BANCORP
                                                       HINSDALE MERGER PRO FORMA
                                                       -------- ----------------
      Tangible Book Per Share.........................  $20.01       $22.40
      Book Multiple Per TGF...........................     179%         179%
                                                        ------       ------
      Estimated Value Per TGF.........................  $35.75*      $40.02
                                                        ======       ======

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* Less than the $36 claimed by TGF.

 TGF HAS NOT TOLD YOU OF THE MANY FAVORABLE COMMENTS THAT HAVE BEEN EXPRESSED
                               ABOUT THE MERGER

  . Institutional Shareholder Services ("ISS"), which provides independent proxy voting advice to hundreds of institutional investors in connection with approximately 10,000 shareholder meetings per year, RECOMMENDS A VOTE FOR THE MERGER.

  . According to ISS, "THE UNION OF HINSDALE AND LIBERTY IS A HIGHLY
    COMPLEMENTARY FIT IN TERMS OF GEOGRAPHIC MARKETS, MANAGEMENT, AND ASSET GENERATION SKILLS. LIBERTY'S DEPOSIT FRANCHISE AND ITS STRONG CAPITAL POSITION WILL BALANCE HINSDALE'S ASSET GENERATING ACTIVITIES . . . THE TWO COMPANIES TOGETHER WILL FORM A MUCH STRONGER FINANCIAL
    INSTITUTION. . . ."*

  . In a research report dated November 8, 1996, the analyst writing for The
    Chicago Corporation stated that "We believe the merger makes sense for both companies" and recommends that stockholders hold onto their Hinsdale Financial stock.*

  . ISS HAS FURTHER STATED THAT, "Based on the favorable pricing, the strategic fit of the two companies, the increased dividend and the fairness opinion rendered by Baird, we [ISS] believe the merger agreement warrants shareholder support."*
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* Permission to quote was neither sought nor obtained.

ADDITIONAL MATTERS THAT SHOULD BE CONSIDERED BY HINSDALEFINANCIAL STOCKHOLDERS

  .The Merger proposal reflects a premium for Hinsdale's suburban locations.

   The Merger takes advantage of Hinsdale's suburban locations by wedding the Company with an institution with stronger capital and a higher ratio of deposits per branch. In fact, the Board took into account that Liberty Bancorp's total stockholders' equity was approximately $9 million greater than Hinsdale Financial's stockholders' equity, and that the stockholders of Hinsdale Financial would own 50.8% of the combined entity.

  .The Merger proposal reflects the value of Hinsdale's goodwill claim.

   In consultation with its legal and financial advisors, your Board of Directors deliberated extensively as to the goodwill issue. The Board took into account such factors as the uncertainty of the claim, the adverse tax consequences of separating the goodwill claim from the Merger transaction, and the timing of any potential recovery. The Board believes that the Exchange Ratio takes into account all factors-- the branch franchise as well as capital strength, earnings power and the goodwill lawsuit.

  .The Fairness Opinion supports the Board's determination.

   By definition, fairness opinions address only the fairness of the exchange ratio to stockholders of a company. The opinion of Robert W. Baird & Co. Incorporated ("Baird"), that the Exchange Ratio is fair to the stockholders of Hinsdale Financial, and the basis for such opinion, is set forth in detail in the Joint Proxy Statement/Prospectus. The Board of Directors, as an ongoing process, evaluates the strategic options available and undertakes those options that will best serve the Company and its stockholders. The Board of Directors believes the Merger is in the best interests of the Company and its stockholders at this time.

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

THE HINSDALE FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND RELATED PROPOSALS.

  Thank you for your consideration of this important matter. If you have any questions, we encourage you to call the undersigned or Rick Hojnicki at (630) 323-1776. We appreciate your support.

Sincerely,

/s/ Kenne P. Bristol                   /s/ William R. Rybak
-----------------------------          -----------------------------
Kenne P. Bristol                       William R. Rybak
President and Chief Executive          Chairman of the Board
 Officer


                                   IMPORTANT

  1. The Special Meeting is scheduled for November 26, 1996. Regardless of how many shares you own, your vote is very important. Please vote your shares as recommended by your Board of Directors by immediately signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage prepaid envelope.

  2. We urge you NOT TO SIGN THE BLUE PROXY CARD that may be mailed to you by TGF.

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